Exhibit 10.03

EMPLOYMENT AGREEMENT AMENDMENT OF 2017

This EMPLOYMENT AGREEMENT AMENDMENT OF 2017, dated 22 March 2017, shall amend the EMPLOYMENT AGREEMENT, dated as of October 28, 2008 between Gaming Partners International Corporation, a Nevada corporation (the “Company”), and Gregory Gronau (“Executive”), as follows:

3.         Compensation; Expenses.

(a)       Executive shall be paid an annual salary (the “Salary”) in the amount of Three Hundred and Fifty Thousand Dollars ($350,000.00), in accordance with the executive payroll schedule in effect at the Company’s principal office from time to time.

(b)       As Chief Executive Officer, Executive may receive a bonus determined by the Board of Directors in its sole discretion based on Executive’s achieving objectives for that year to be specified by the Board of Directors prior to the start of each calendar year after consultation with Executive. Payment of the bonus, if any, shall be made on March 31 following the end of each such calendar year; provided that if the Company’s audited financial statements for that calendar year are not yet final on that date, then the payment shall be made within ten (10) days of the date such audited financial statements become final. Executive shall only be entitled to a bonus pursuant to this Section 3(b) if Executive remains in the Company’s employ on the last day of the calendar year in question; provided that if Executive’s employment with the Company terminates for any reason other than Cause or Voluntary Termination (each as hereinafter defined), Executive or Executive’s estate shall be entitled to receive a prorated portion of the bonus. Amounts payable pursuant to this Section 3(b) shall be subject to appropriate tax withholding, at the rate applicable to payments of more than two weeks of Salary.

(f)        All compensation under Section 3 is subject to increases at the sole discretion of the Board of Directors.

6.         Compensation Upon Termination or During Incapacity.

(c)       If Executive’s employment with the Company is terminated by the Company pursuant to Section 5(e), the Company shall pay to the Executive the Salary through the Date of Termination.  In addition, if termination pursuant to Section 5(e) occurs, the Company shall continue to pay the Executive the Salary at the rate in effect on the Date of Termination for a period equal to twelve (12) months.  The obligations of the Company under this Section 6(c) are subject to execution and delivery by the Executive of a severance agreement and release in form and substance satisfactory to the Company.

The parties agree that, except as expressly amended above, the Employment Agreement remains in full force and effect in accordance with its terms. This Employment Agreement Amendment of 2017, together with the Employment Agreement, reflects the entire agreement of the parties with respect to such subject matter.

IN WITNESS, the Company has caused this Agreement to be executed by its duly authorized officer or representative, and Executive has signed this Agreement, as of the day and year first written above.

GAMING PARTNERS INTERNATIONAL
CORPORATION
/s/ Alain Thieffry
Alain Thieffry
Chief Financial Officer, and Chairperson of the Board

/s/ Gregory S. Gronau
Gregory S. Gronau President, Chief Executive Officer, and Director